UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2008

UTEK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	814-00203	59-3603677
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2109 Palm Avenue

Tampa, FL 33605

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (813) 754-4330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously announced, on February 26, 2008, UTEK Corporation entered into a Stock Purchase Agreement with Strategos, Inc., a California corporation, pursuant to which UTEK agreed to issue 1,248,960 shares of its unregistered common stock, valued at $15 million as of such date, to Strategos in consideration for all of the shares of Carmi, Inc. owned by Strategos, which represent 100% of the issued and outstanding shares of Carmi.

On April 17, 2008, pursuant to the Stock Purchase Agreement, UTEK purchased Carmi, Inc., a 100% owned subsidiary of Strategos, Inc. Pursuant to the Stock Purchase Agreement, UTEK delivered one third of the UTEK shares to Strategos. The remaining UTEK shares were delivered to an escrow agent, to be released in two installments, 12 and 24 months after closing. Delivery of the escrowed shares to Strategos will be dependent on the achievement of specific revenue targets for 2008 and 2009, which targets are set forth in the Stock Purchase Agreement attached hereto. If such targets are not met, a portion of the escrowed shares will be returned to UTEK. The portion will be computed based upon a formula set forth in the Stock Purchase Agreement. The issuance of the UTEK stock upon closing will be exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

UTEK intends to amend this report to file the required financial statements reflecting the acquisition of Carmi no later than 71 calendar days after the date that this report on Form 8-K must be filed.

(b) Pro Forma Financial Information.

UTEK intends to amend this report to file the required pro forma financial statements reflecting the acquisition of Carmi no later than 71 calendar days after the date that this report on Form 8-K must be filed.

Exhibit No.	Description
10.1	Amended and Restated Stock Purchase Agreement, dated April 17, 2008, by and between Strategos, Inc., and UTEK Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTEK CORPORATION

Date: April 18, 2008	By:	/s/ Carole R. Wright
	Name:	Carole R. Wright
	Title:	Chief Financial Officer